Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND

RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (“First Amendment”) is entered into effective as of October 21, 2004, by and between NORTHWEST PIPE COMPANY, an Oregon corporation (“Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

A. Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of February 25, 2004 (the “Credit Agreement”).

B. Borrower and Bank have agreed to amend the Credit Agreement to (i) ensure that the borrowing base calculations conform to the agreement of Borrower and Bank as set forth in the November 19, 2003, Loan Commitment issued by Bank to Borrower and (ii) temporarily increase the Line of Credit to $38,500,000 from the effective date hereof through the period ending March 31, 2005.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

AMENDMENTS

1. Recitals and Definition. The Recitals are incorporated in and made a part of this First Amendment. Capitalized terms that are defined in the Recitals or in other provisions of this First Amendment shall have the meanings given to those terms in the Recitals or other provisions of this First Amendment. Capitalized terms that are not defined in this First Amendment and are defined in the Credit Agreement shall have the meaning given to those terms in the Credit Agreement.

2. Section 1.1(a). The sum “Thirty Five Million Dollars ($35,000,000)” appearing in Section 1.1(a) of the Credit Agreement is deleted and shall be replaced by the following: “Thirty Five Million Dollars ($35,000,000) from the effective date hereof through and including October 21, 2004, Thirty-eight Million Five Hundred Thousand Dollars ($38,500,000) from October 21, 2004 through and including March 31, 2005, and Thirty Five Million Dollars ($35,000,000) from April 1, 2005 and thereafter”.

3. Section 1.1(f). Section 1.1(f) of the Credit Agreement is deleted and shall be replaced by the following:

(f) Limitation on Borrowings. Outstanding borrowings under the Line of Credit (including outstanding Letters of Credit), to a maximum of the principal amount set forth above, shall not exceed an aggregate of (i) eighty percent (80%) of Borrower’s eligible accounts

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receivable, (ii) fifty percent (50%) of the value of Borrower’s eligible inventory and (iii) thirty percent (30%) of Borrower-owned net property, plant and equipment at book value determined in accordance with generally accepted accounting principles, consistently applied (“GAAP”) (collectively, “PPE”) in which Bank has a perfected security interest of first priority, except for real property (land and buildings) comprising PPE, which instead must be unencumbered (except for the IDB Collateral until the obligations currently secured by the IDB Collateral are defeased or paid) and available to satisfy the requirements of Section 1.1(d)(ii), less (A) PPE not located in the United States and (B) all rolling stock, furniture and fixtures. In determining the limitation on borrowings under the Line of Credit, the Bank shall also reduce the sum of (i) through (iii) above by the amount of the Consolidated Total Debt other than the Debt under the Line of Credit (including outstanding Letters of Credit that have not yet been funded or drawn). All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that said borrowing base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower’s gross sales for said period. If such dilution of Borrower’s accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower’s gross sales for said period or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower’s accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower’s eligible accounts receivable.

4. Section 1.4. The sum “Thirty Five Million Dollars ($35,000,000)” appearing in Section 1.4 of the Credit Agreement is deleted and shall be replaced by the following “the amount of the Line of Credit”.

5. Documentation. As a condition to the continued effectiveness of this First Amendment, Bank shall have received, in form and substance acceptable to Bank in its sole discretion, each of the following, duly executed (although Bank shall have the right, at its option, to waive any one or more of these conditions):

	Document Required	Required Date of Delivery
1	This First Amendment	Date of signing of First Amendment
2	Allonge to Promissory Note	Date of signing of First Amendment
3	Oregon Certificate of Existence dated no earlier than October 19, 2004	Date of signing of First Amendment
4	Legal opinion as to enforceability, no conflict with other agreements, and corporate power and authorization of the transactions contemplated hereby from Ater Wynne LLP, Borrower’s counsel	Date of signing of First Amendment

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6. Representations and Warranties. Except as (i) waived by Bank in writing, or (ii) set forth in a written disclosure to Bank that specifically references this First Amendment and which is delivered to the Bank prior to the execution and delivery hereof, Borrower hereby remakes all representations and warranties within the Credit Agreement as of the date hereof and as if the Loan Documents in effect as of this date were in effect at the time such representations and warranties were first made. In addition, Borrower further represents and warrants that:

(a)	The most recent audited financial statements dated December 31, 2003, and the unaudited interim [nine]-month financial statement dated [September 30], 2003 (“Interim Statements”), provided to Bank prior to the date of this First Amendment are complete and correct and present fairly the financial condition of the Borrower, disclose all liabilities of Borrower and Subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and have been prepared in accordance with GAAP. Since the date of the Interim Statements, there has been no material adverse change in the financial condition of the Borrower or any Subsidiary. Neither Borrower nor any Subsidiary has mortgaged, pledged, granted a security interest or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

(b)	The execution, delivery and performance by Borrower of this First Amendment will not constitute a breach of or default under the Note Purchase Agreements, the Prudential Note Agreement nor any lease listed on the Lease Schedule, which have not been waived, with copies of any such waivers having been provided to Bank, and the Borrower is not in breach or default under the Note Purchase Agreements, the Prudential Note Agreement nor any other material agreement, including the leases on the Lease Schedule, which has not been waived.

7. Borrower’s Covenants. Borrower hereby affirms all of the covenants set forth within the Credit Agreement as of the date hereof, and as if the Loan Documents in effect as of this date were in effect at the time such covenants were first made.

8. Amendment Fee. Borrower agrees to pay Bank an amendment fee in the amount of $15,000, which fee shall be fully earned and paid by Borrower on the effective date hereof.

9. Costs and Expenses. In addition to the amendment fee described in paragraph 8 above, Borrower agrees to pay on demand all costs and expenses of or incurred by Bank in connection with the negotiation, preparation, execution and delivery of this First Amendment, including the fees and expenses of counsel for Bank.

10. Effect of Amendment. Except as specifically provided in this First Amendment, all terms and conditions of the Credit Agreement and other Loan Documents remain in full force and effect without waiver or modification. This First Amendment and the Credit Agreement shall be read together, as one document.

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9. Oregon Statutory Notice. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE, MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as of the date and year first written above.

NORTHWEST PIPE COMPANY, an Oregon corporation		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Brian W. Dunham	By:	/s/ James R. Bednark
	Brian W. Dunham		James R. Bednark
	President and Chief Executive Officer		Senior Vice President

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